Exhibit 99.(a)(1)(F)

FORM OF NOTICE: ELECTION CONFIRMATION STATEMENT (PRE-EXPIRATION TIME)

Dear [Name]:

Under the terms of the Offer, we have received your Election Form and you have elected the following:

Eligible Option (Grant Number)	Original Date of Grant	Current Exercise Price of Eligible Options (1) ($)	Shares Subject to Eligible Option (#)	Adjusted Exercise Price (2) ($)	Cash Payment - Black Scholes Price Differential (3) ($)

		$		$	$

		$		$	$

		$		$	$

		$		$	$

		$		$	$

ELECTION TO AMEND ALL ELIGIBLE OPTIONS: ☐ Yes ☐ No

(1)	The Current Exercise Price is the exercise price of the Eligible Option, including a reduction for all dividends paid since the original date of grant through the date the declining exercise price feature was suspended in 2005.

(2)	The Adjusted Exercise Price reflects the price of the option at the original date of grant, prior to any dividend payment reduction.

(3)	The Black-Scholes Price Differential for an Eligible Option is the difference between the Black-Scholes value on August 21, 2007 of (i) an American Capital option at the Adjusted Exercise Price and (ii) an American Capital option at the Current Exercise Price of the Eligible Option that reflects a reduction for dividends paid.

We strongly encourage you to keep a copy of this page for your records.

You may change your previously submitted Election Form at any time prior to 11:59 p.m. on October 1, 2007 (the “Expiration Time”). You may change your previously submitted election more than once. To submit a change to your election during the Offer, you must submit a copy of a new Election Form to Sandra Sussman in the Human Resources Department by any of the following methods: via fax at (301) 841-2045, hand delivery, e-mail at Sandra.Sussman@americancapital.com, or U.S. mail, courier or express delivery service to American Capital Strategies, Ltd., 2 Bethesda Metro Center 14th Floor Bethesda, MD 20814, Attention: Sandra Sussman. You should make a copy of your revised Election Form and retain any delivery receipts, and keep these documents with your other records for this Offer.

All capitalized terms not otherwise defined herein shall be as defined in that certain Offer to Amend Eligible Options filed with the Securities and Exchange Commission on August 29, 2007 and separately mailed to you.

Your most recent Election Form submitted to Sandra Sussman in the Human Resources Department before the Expiration Time will be the form considered for acceptance by American Capital.

A Final Election Confirmation Statement will be sent to you within three business days following the Expiration Time. The Final Election Confirmation Statement should contain the same information as the most recent Election Confirmation Statement that you previously received from the Human Resources Department.

In the event that you do not receive the Final Election Confirmation Statement confirming your election in the time frame so described, please send a copy of your Election Form(s), delivery receipt(s) and any Election Confirmation Statement(s) that you did receive to Sandra Sussman by any of the following methods: via fax at (301) 841-2045, hand delivery, e-mail at Sandra.Sussman@americancapital.com, or U.S. mail, courier or express delivery service to American Capital Strategies, Ltd., 2 Bethesda Metro Center 14th Floor Bethesda, MD 20814, Attention: Sandra Sussman, in order to evidence proper and timely submission of your election(s).

Please note that our receipt of your Election Form and your receipt of this Election Confirmation Statement are not by themselves an acceptance of your election. Your Eligible Option is not deemed amended pursuant to the terms and conditions of the Offer until you receive a Final Election Confirmation Statement from us after the Expiration Time (or such later time if the Offer is extended).